                                                                     Exhibit 3.1


                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                     OF SYNERGY SEMICONDUCTOR CORPORATION,
                           A CALIFORNIA CORPORATION


          The undersigned, Thomas D. Mino and Edward M. Leonard, hereby certify that:

          ONE: They are the duly elected and acting President and Secretary, respectively, of said corporation.

          TWO: The Articles of Incorporation of said corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

          The name of this corporation is SYNERGY SEMICONDUCTOR CORPORATION.

                                  ARTICLE II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

          The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                  ARTICLE IV

          (A)  CLASSES OF STOCK. This corporation is authorized to issue two
               ----------------
classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Thirty Two Million (32,000,000) shares. Eighteen Million (18,000,000) shares shall be Common Stock and Fourteen Million (14,000,000) shares shall be Preferred Stock.

          (B)  RIGHTS. PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The
               -------------------------------------------------------
Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series AA Preferred Stock, which series shall consist of Five Million Eight Hundred Thousand (5,800,000) shares and the Series BB Preferred Stock, which series shall consist of Eight Million Two Hundred Thousand (8,200,000) shares, are as set forth below in this Article IV(B).

          1.   DIVIDEND PROVISIONS. The holders of shares of Series AA Preferred
               -------------------
Stock and Series BB Preferred Stock, together, and not individually as separate classes, shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.0913 per share of Series AA Preferred Stock per annum and $0.037 per share of Series BB Preferred Stock per annum or, if greater than such amount (as determined on a per annum basis and an as converted basis for the Preferred Stock), an amount equal to that paid on any other outstanding shares of this corporation, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.   LIQUIDATION PREFERENCE.
               ----------------------

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series BB Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series AA Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $0.37 (such amount to be adjusted to reflect stock dividends, stock splits or other recapitalizations after the Purchase Date (as defined hereinbelow)) for each outstanding share of Series BB Preferred Stock (the "Series BB Original Issue Price"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series BB Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series BB Preferred Stock in proportion to the number of such shares owned by each such holder.

          (b)  Upon the completion of the distribution required by subsection
(a) of this Section 2, if assets remain in this corporation, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $0.913 (such amount to be adjusted to reflect stock dividends, stock splits or other recapitalizations after the Purchase Date for each outstanding share of Series AA Preferred Stock (the "Series AA Original Issue Price"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series AA Preferred Stock shall be insufficient to permit the payment to such holders of the full amount to be paid pursuant to this subsection (b), then the entire assets and funds of the corporation legally available for distribution, after the distribution required by subsection (a) above, shall be distributed ratably

                                      2.
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among the holders of the Series AA Preferred Stock in proportion to the number of such shares owned by each such holder.

          (c) After the distributions described in subsections (a) and (b) above have been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Series BB Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock (assuming full conversion of all such Series BB Preferred Stock).

          (d) A consolidation or merger of this corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this corporation or the effectuation by the corporation of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall instead be treated pursuant to Section 5 hereof.

          3.   REDEMPTION. The Series AA Preferred Stock and Series BB Preferred
               ----------
Stock are not redeemable.

          4.   CONVERSION. The holders of the Series AA and Series BB Preferred
               ----------
Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)  RIGHT TO CONVERT.
               ----------------

               (i) Subject to subsection (c), each share of Series AA and Series BB Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for the Series AA and Series BB Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series AA Original Issue Price for the Series AA Preferred Stock or the Series BB Original Issue Price for the Series BB Preferred Stock, as the case may be, by the Conversion Price at the time in effect for such share. The initial Conversion Price per share for shares of Series AA Preferred Stock shall be the Series AA Original Issue Price and the initial Conversion Price per share of Series BB Preferred Stock shall be the Series BB Original Issue Price; provided, however, that the Conversion Prices for Series AA and Series BB Preferred Stock shall be subject to adjustment as set forth in subsection 4(c).

          (ii) Each share of Series AA and Series BB Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) except as provided in subsection 4(b), the consummation of the corporations sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, if the public offering price was not less than $2.00 per share (adjusted to reflect stock dividends, stock splits or recapitalizations after the Purchase

                                      3.
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Date) and the aggregate gross proceeds thereof to the Company exceed $7,500,000,
(ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series AA and Series BB Preferred Stock voting together as one class.

          (b)  MECHANICS OF CONVERSION. Before any holder of Series AA and
               -----------------------
Series BB Preferred Stock shall be entitled to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series AA and Series BB Preferred Stock, as the case may be, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series AA and Series BB Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series AA and Series BB Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering. Series AA and Series BB Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of the Series AA and Series BB Preferred Stock shall not be deemed to have converted such Series AA and Series BB Preferred Stock until simultaneously with the closing of such sale of securities.

          (c)  CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion
               -----------------------------------------------
Prices of the Series AA and Series BB Preferred Stock shall be subject to adjustment from time to time as follows:

             (i) (A) Upon each issuance by the corporation of any Additional Stock (as defined below), after the date of filing of these Amended and Restated Articles of Incorporation (the "Purchase Date"), without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock.

                    (B) No adjustment of the Conversion Price for the Series AA or Series BB Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment

                                      4.

made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing such Conversion Price for such series above the Conversion Price for such series in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    (E) In the event there are outstanding options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(c)(i), including the determination hereunder of the number of shares of Common Stock outstanding at any time:

                         1. The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the exercise price provided in such options or rights for the Common Stock covered thereby.

                         2. The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options

                                      5.

          or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

                         3. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series AA and/or Series BB Preferred Stock, to the extent in any way computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment to the Conversion Price shall in any instance be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                         4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the respective Conversion Prices of the Series AA and/or Series BB Preferred Stock, to the extent in any way computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect such expiration and termination and the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                         5. The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4).

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this corporation after the Purchase Date other than

                         (A)  Common Stock issued pursuant to a transaction
described in subsection 4(c)(iii) hereof,

                         (B)  Common Stock issued or issuable upon conversion of
the Series AA Preferred Stock,

                                      6.

                         (C)  Up to 8,200,000 shares of Series BB Preferred
Stock and the Common Stock issued or issuable upon conversion of such Series BB Preferred Stock,

                         (D)  Up to 2,635,575 shares of Common Stock (net of any
repurchases) issuable or issued, to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation pursuant to a stock option plan, restricted stock plan or an individual transaction approved by the Board of Directors of this corporation,

                         (E)  Up to 10,900 shares of Common Stock issued or
deemed to be issued upon exercise of warrants issued pursuant to the terms of a certain Note and Warrant Purchase Agreement dated September 26, 1990 between this corporation and certain of this corporation's shareholders,

                         (F)  Up to 104,703 shares of Common Stock issued or
deemed to be issued upon exercise of warrants issued pursuant to the terms of a certain Note and Warrant Purchase Agreement dated July 29, 1992 between this corporation and certain of this corporation's shareholders,

                         (G)  Up to 208,984 shares of Common Stock issued or
deemed to be issued upon exercise of warrants issued pursuant to the terms of a certain Note and Warrant Purchase Agreement dated October 20, 1993 between this corporation and certain of this corporation's shareholders,

                         (H)  warrants to purchase up to 2,505 shares of Common
Stock issued to Digital Equipment Corporation and any securities issued or issuable upon exercise thereof and any securities issued or issuable upon conversion of any such securities,

                         (I)  warrants to purchase up to 2,500 shares of Common
Stock issued to Storage Technology Corporation and any securities issued or issuable upon exercise thereof and any securities issued or issuable upon conversion of any such securities,

                         (J)  warrants to purchase up to 131 shares of Common
Stock issued to Silicon Valley Bank and any securities issued or issuable upon exercise thereof and any securities issued or issuable upon conversion of any such securities, or

               (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of

                                      7.

Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the respective the Conversion Prices of the Series AA and Series BB Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares.

               (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the respective Conversion Prices for the Series AA and Series BB Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (d)  OTHER DISTRIBUTIONS. In the event this corporation shall declare
               -------------------
a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Series AA and Series BB Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their respective shares of Series AA and Series BB Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (e)  RECAPITALIZATIONS. If at any time or from time to time there
               -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 5), provision shall be made so that the holders of the Series AA and Series BB Preferred Stock shall thereafter be entitled to receive upon conversion of the Series AA and Series BB Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series AA and Series BB Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for such series and the number of shares purchasable upon conversion of shares of the Series AA and Series BB Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (f)  NO IMPAIRMENT. This corporation will not, by amendment of its
               -------------
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the

                                      8.

carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series AA and Series BB Preferred Stock against impairment.

          (g)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.
               ------------------------------------------------------

             (i) No fractional shares shall be issued upon conversion of the Series AA or Series BB Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series AA and Series BB Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

             (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Prices of the Series AA and Series BB Preferred Stock, respectively, pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series AA and Series BB Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series AA or Series BB Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series AA or Series BB Preferred Stock, as the case may be.

          (h)  NOTICES OF RECORD DATE. In the event of any taking by this
               ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mall to each holder of Series AA and Series BB Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (i)  RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series AA and Series BB Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series AA and Series BB Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series AA and Series BB Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action

                                      9.

as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (j)  NOTICES. Any notice required by the provisions of this Section 4
               -------
to be given to the holders of shares of Series AA and Series BB Preferred Stock shall be deemed given seven business days after any such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          5.   MERGER, CONSOLIDATION.
               ---------------------

          (a)  At any time, in the event of:

             (i) any consolidation or merger of the corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization (other than a merger of the corporation into an affiliated entity for the sole purpose of changing the domicile of the corporation without changing the rights, privileges or preferences of the outstanding series of Preferred Stock) or any transaction or series of related transactions by the corporation in which in excess of fifty percent (50%) of the corporation's voting power is transferred, or

             (ii) a sale of all or substantially all of the assets of the corporation, unless the corporations shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the corporations sale)at least fifty percent (50%) of the voting power of the purchasing entity, then the documents effecting such transactions shall provide as follows:

               (x) if the aggregate value of cash or securities to be issued to this corporation or its shareholders by the acquiring entity is less than $2.00 per share of Common Stock outstanding or deemed outstanding pursuant to subsection 4(c)(i)(E) (such dollar amount to be appropriately adjusted to reflect any stock splits, stock dividends or other recapitalizations after the Purchase Date), then (A) holders of the Series AA Preferred Stock or Common Stock) for each share of such stock in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of such transaction, an amount equal to the Series BB Original Issue Price for each share of Series BB Preferred Stock (or, if the amount of cash or securities to be issued shall be insufficient to permit the payment to the holders of Series BB Preferred Stock of the full Series BB Issue Price, then the entire amount to be issued shall be issued ratably amount the holders of Series BB Preferred Stock in proportion to the number of such shares owned by each such holder; (B) upon completion of the distribution required by subsection (A) of this Section 5(a)(ii)(x), holders of the Series AA Preferred Stock shall then receive (prior and in preference to any other shares of Common Stock) for each share of such stock in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount

                                      10.

equal to the Series AA original Issue Price for each share of Series AA Preferred Stock (or, if the amount of cash or securities to be issued shall be insufficient to permit the payment to the holders of Series AA Preferred Stock of the full Series AA Original Issue Price after the issuance of the Series BB Original Issue Price to the holders of Series BB Preferred Stock required above, then the entire amount remaining to be issued shall be issued ratably among the holders of Series AA Preferred Stock in proportion to the number of such shares owned by each such holder); (C) after the distribution described in subsections
(A) and (B) above have been made, the remaining proceeds of such transaction shall be distributed between the holders of Common Stock and Series BB Preferred Stock on an as converted bases, except that the holders of Series BB Preferred Stock shall only receive cash or securities of the acquiring entity under this subsection 5(a)(ii)(x) with a total value of $2.00 per share (such price to be appropriately adjusted to reflect any stock splits, stock dividends or other recapitalizations after the Purchase Date); (D) once the holders of Series BB Preferred Stock have received cash or securities of the acquiring entity under this subsection 5(a)(ii)(x) with a total value of $2.00 per share as provided in
(C) above, the remaining consideration shall be distributed to holders of Common Stock; or

               (y) if the aggregate value of cash or securities to be issued to this corporation or its shareholders by the acquiring entity is equal to or greater than $2.00 per share of Common Stock outstanding or deemed outstanding pursuant to subsection 4(c)(i)(E) (such price to be appropriately adjusted to reflect any stock splits, stock dividends or other recapitalizations after the Purchase Date), all of the consideration of such transaction shall be distributed between the holders of Common Stock and Series AA and Series BB Preferred Stock on an as converted basis.

          (b) Any securities to be delivered to the holders of the Series AA and Series BB Preferred Stock pursuant to subsection 5(a) above shall be valued as follows:

             (i)    In respect of securities that are freely tradeable:

               (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

               (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

               (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock which would be entitled to receive such securities or the same type of securities.

                                      11.

             (ii) The method of valuation of securities that are not freely tradeable shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (c) In the event the requirements of subsection 5(a) are not complied with, the corporation shall forthwith either:

             (i) cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or

             (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series AA and Series BB Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(d) hereof.

          (d) The corporation shall give each holder of record of Series AA and Series BB Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (e) The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof.

          6.   VOTING RIGHTS. The holder of each share of Series AA or Series BB
               -------------
Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series AA or Series BB Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of

                                      12.

Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

          7.   PROTECTIVE PROVISIONS.
               ---------------------

          (a) So long as shares of Series AA or Series BB Preferred Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series AA and Series BB Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter (voting together as one class):

             (i) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the corporation is disposed of; or

             (ii)   voluntarily liquidate, dissolve or wind up the corporation;
or

             (iii) alter or change the rights, preferences or privileges of the shares of Series AA and Series BB Preferred Stock so as to affect adversely the shares; or

             (iv) increase the authorized number of shares of Series AA or Series BB Preferred Stock; or

             (v) create any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series AA or Series BB Preferred Stock with respect to dividends or upon liquidation; or

             (vi) do any act or thing which would result in taxation of the holders of shares of the Series AA or Series BB Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

          8.   STATUS OF CONVERTED STOCK. In the event any shares of Series AA
               -------------------------
or Series BB Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

          (C)  COMMON STOCK.
               ------------

                                      13.

          1.   DIVIDEND RIGHTS. Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.   LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding
               ------------------
up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

          3.   REDEMPTION. The Common Stock is not redeemable.
               ----------

          4.   VOTING RIGHTS. The holder of each share of Common Stock shall
               -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

          This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions or through agreements with the agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.


                            *          *          *


          THREE: The foregoing amendment and restatement of articles of incorporation has been duly approved by the Board of Directors of said corporation.

          FOUR: The foregoing Amendment and Restatement to the Restated Articles of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Sections 902 and 903 of the California General Corporation Law; the total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 504,740 shares of Common Stock and 5,746,199 shares of Series AA Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock voting together as a class, a majority of the outstanding shares of Common Stock and Series AA Preferred Stock voting together as one class and a majority of the outstanding shares of Series AA Preferred Stock voting as a separate class.

                                      14.

          IN WITNESS WHEREOF, the undersigned have executed this certificate on February 16, 1995.
         --



                                      __________________________________________
                                      THOMAS D. MINO, PRESIDENT



                                      __________________________________________
                                      EDWARD M. LEONARD, SECRETARY


          The undersigned certify under penalty of perjury under the laws of the State of California that they have read the foregoing Amended and Restated Articles of Incorporation and know the contents thereof, and that the statements therein are true.

          Executed at Palo Alto, California, on February 16, 1995.
                                                         --



                                      __________________________________________
                                      THOMAS D. MINO, PRESIDENT



                                      __________________________________________
                                      EDWARD M. LEONARD, SECRETARY


                                      15.